Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Alpine Immune Sciences, Inc.
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(1)	(1)	—	—
	Equity	Preferred Stock	457(o)	(1)	(1)	(1)	—	—
	Debt	Debt Securities	457(o)	(1)	(1)	(1)	—	—
	Equity	Depositary Shares	457(o)	(1)	(1)	(1)	—	—
	Equity	Warrants	457(o)	(1)	(1)	(1)	—	—
	Other	Subscription Rights	457(o)	(1)	(1)	(1)	—	—
	Other	Purchase Contracts	457(o)	(1)	(1)	(1)	—	—
	Other	Units	457(o)	(1)	(1)	(1)	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$400,000,000	$110.20 per $1,000,000	$44,080.00
	Total Offering Amounts							$44,080.00
	Total Fees Previously Paid							–
	Total Fee Offsets							$3,928.33
	Net Fee Due							$40,151.67

(1)An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Alpine Immune Sciences, Inc.	S-3	333-256107	05/14/2021		$3,928.33 (2)	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	–(2)	$36,006,777.30 (2)
Fee Offset Sources	Alpine Immune Sciences, Inc.	S-3	333-256107		5/14/2021						$3,928.33 (2)

(2)The registrant has previously registered the offer and sale of 150,000,000 of securities pursuant to a universal shelf Registration Statement on Form S-3 (File No. 333-256107), filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2021 (the “Prior Registration Statement”). In connection with the filing of the Prior Registration Statement, the registrant made a contemporaneous fee payment in the amount of $16,365.00. Of the $150,000,000 of securities registered under the Prior Registration Statement, $36,006,777.30 of securities remains unsold (the “Unsold Securities”). Pursuant to Rule 457(p) under the Securities Act, the registration fee of $3,928.33 that has already been paid and remains unused with respect to the Unsold Securities is offset against the registration fee of $44,080 due for this offering. The remaining balance of the registration fee, $40,151.67, has been paid in connection with this offering. The offering that includes the Unsold Securities under the Prior Registration Statement is hereby terminated.